Contact: Francois Martelet
For Immediate Release	President and Chief Executive Officer
215-241-9760
fmartelet@avax-tech.com

AVAX Technologies, Inc. Announces
Closing of Bridge Loan Financing

Philadelphia, PA October 30, 2008 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) (the “Company”) today announced that on October 24, 2008, it closed a bridge loan financing pursuant to a Convertible Note and Warrant Purchase Agreement, as amended by the Amendment to Convertible Note and Warrant Purchase Agreement (collectively the “Agreement”). Pursuant to the Agreement, the Company sold convertible promissory notes (the “Notes”) in the aggregate principal amount of $1,291,000 and issued warrants (the “Warrants”) to purchase an aggregate of 12,910,000 shares of the Company’s common stock, par value $0.004 per share, to certain insiders of the Company and accredited investors.

Francois Martelet, Chief Executive Officer of the Company, commented on the closing of the bridge financing, “I am very grateful to our current shareholders for their driving role in completing the bridge against the background of extremely difficult market conditions. The Company’s management team and I remain absolutely committed to securing long term financing for the Company as we believe the Company’s autologous vaccine platform has tremendous potential in the treatment of cancer.”

The Notes and the Warrants were sold without registration under the Securities Act of 1933, as amended (the “Act”) and may not be resold unless subsequently registered under the Act or pursuant to an exemption from registration under the Act.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research and clinical and commercial development of biological products and cancer therapeutics. The Company’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies. More information can be found at www.avax-tech.com.

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Certain statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by the Company that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. These statements include, but are not limited to, the Company’s immediate need to obtain additional funding to continue to finance the Company, the Company’s plans, objectives, projections, expectations and intentions such as those relating to the future development of MVax, and the business uncertainties arising from the Company’s manufacturing activities at its Lyon, France facility and the logistical issues and risks relating to shipping biologics from the U.S. and other countries to France and the vaccine from France to patients in the U.S. and other countries. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Company’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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